EXHIBIT 99


IMMEDIATE RELEASE   CONTACT: Leonard Bell, M.D.        Rhonda Chiger (investors)
-----------------            President and CEO         Susan Farley (media)
                             Alexion Pharmaceuticals   Dewe Rogerson Inc.
                             203/776-1790              212/688-6840


                         ALEXION PHARMACEUTICALS REPORTS
                       FOURTH QUARTER AND YEAR END RESULTS

     New Haven, CT, October 8, 1998 -- Alexion Pharmaceuticals, Inc. (Nasdaq:
ALXN) today announced the Company's financial results for its fourth quarter and fiscal year ended July 31, 1998.

     During the fourth quarter, Alexion received contract research revenues and licensing fees amounting to $490,000 compared to $941,000 in revenues received in the same period ended July 31, 1997. The Company's research and development expenses for the three month period increased to $4.04 million from $3.17 million for the same period last year, and net loss for the fourth quarter was $3.71 million or $0.33 per share compared to a net loss of $2.73 million or $0.35 per share reported in the fourth quarter of last year.

     For the twelve months ended July 31, 1998, revenues were $5.04 million compared to $3.81 million for the same period last year. The increase was due primarly to revenues received from U.S. Surgical Corporation in return for additional licensing and other property rights associated with the companies' collaboration in the development of xenograft products. The Company's research and development expenses for fiscal year 1998 were $12.32 million compared to $9.08 million for the twelve months ended July 31, 1997. Increased research and development expenses were attributable principally to further clinical development and manufacturing of the Company's lead C5 Complement Inhibitors, 5G1.1-SC and 5G1.1, and expanded preclincal research and process development efforts in support of Alexion's other product candidates in the Company's C5 Complement Inhibitor, Apogen, and xenograft product development programs.

     The Company's net loss for the fiscal year ended July 31, 1998 increased to $7.87 million or $0.87 per share, from a net loss of $7.25 million or $0.97 per share for the prior year.

     At July 31, 1998, the Company's cash, cash equivalents and marketable securities amounted to $37.49 million as compared to $22.75 million on July 31, 1997. The increase in the Company's cash position compared to last year, is due primarily to the completion of two private placements of common stock in September 1997 and March 1998 totaling $18.8 million and receipt of an additional $6.5 million from U.S. Surgical Corporation in connection with the modification of a pre-existing agreement focused on the Companies' joint development of Alexion's xenotransplantation program.


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     "The financial results of both the fourth quarter and our full 1998 fiscal year are in line with our expectations," said David Keiser, Executive Vice President and Chief Operating Officer of Alexion. "Progress, particularly with the clinical development of the Company's C5 Inhibitors in cardiopulmonary bypass patients and in rheumatoid arthritis and lupus patients, has necessitated higher investments in development and manufacturing. We are pleased that despite this greater commitment of the Company's resources, our net loss for the year could be maintained at approximately last year's levels and that the Company's cash position could be significantly enhanced to support continued progress in clinical development, clinical manufacturing and preclinical research for our C5 Inhibitor, Apogen and xenograft product development programs."

     During the past year, Alexion has substantially advanced the clinical development of its two lead C5 Inhibitor anti-inflammatory drug candidates. For its lead C5 Complement Inhibitor, 5G1.1-SC, Alexion has completed Phase I/II and Phase IIa trials in its initial acute coronary syndrome indication, cardiopulmonary bypass (CPB). In April, results from these clinical studies were released indicating that, in patients undergoing CPB, 5G1.1-SC, compared to placebo-treated patients, significantly reduced important clinical morbidities, including cardiac damage by approximately 40%, new cognitive deficits by approximately 80% and postoperative blood loss by approximately 400 ml (about 1 pint). This past summer, Alexion also commenced dosing with its second C5 Complement Inhibitor, 5G1.1, in Phase I/II trials in both rheumatoid arthritis and lupus patients and has laid the groundwork for commencing clinical studies for its Apogen product, MP4, in multiple sclerosis patients.

     Alexion also announced today that it had been awarded a new $2 million grant from the Advanced Technology Program to support an ongoing program targeting the development of genetically engineered tissues to treat patients with severe, debilitating spinal cord injuries.

     Alexion has received the last scheduled $100,000 payment of the total $1.5 million in license and research payments due from Genetic Therapy, Inc. (GTI) with respect to GTI's development of immune protected viral gene therapy products. In view of Alexion's increased focus on the advanced clinical development of its anti-inflammatory drug candidates and GTI's recently announced restructuring and reorganization, the parties have agreed to discontinue the collaborative gene therapy program.

     Alexion Pharmaceuticals, Inc. was founded in 1992 and is engaged in the development of selective immunotherapeutic drugs that generally are designed to inhibit the disease-causing segments of the immune system while preserving the disease-preventing aspects of the immune system. The Company is developing three technology platforms: C5 Complement Inhibitors and Apogen T-Cell Therapeutics which together target severe cardiovascular and autoimmune disorders; and xenografts for organ transplants.

     THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS WHICH MAY CAUSE ALEXION'S PLANS TO DIFFER OR RESULTS TO VARY FROM THOSE EXPECTED INCLUDING UNEXPECTED PRECLINICAL OR CLINICAL RESULTS, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, DELAYS IN MANUFACTURING, ACCESS TO CAPITAL AND FUNDING, DELAYS IN DEVELOPMENT OF COMMERCIAL RELATIONSHIPS AND A VARIETY OF RISKS SET FORTH FROM TIME TO TIME IN ALEXION'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN ALEXION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 31, 1997. ALEXION UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE RESULTS OF ANY OF THESE FORWARD LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.


                                     -more-


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
                                       ALEXION PHARMACEUTICALS, INC.

                                          SELECTED FINANCIAL DATA

                                         STATEMENTS OF OPERATIONS
                                          (dollars in thousands)

                                                  Year ended July 31,          Three months ended July 31,
                                              ---------------------------      ---------------------------
                                                  1998            1997            1998             1997
                                              -----------      ----------      -----------      ----------
                                               (audited)        (audited)       (audited)        (audited)

CONTRACT RESEARCH REVENUES ................   $     5,037      $    3,811      $       490      $      941
                                              -----------      ----------      -----------      ----------
OPERATING EXPENSES:
         Research and Development .........        12,323           9,079            4,040           3,171
         General and Administrative .......         2,666           2,827              717             719
                                              -----------      ----------      -----------      ----------
         Total Operating Expenses .........        14,989          11,906            4,757           3,890
                                              -----------      ----------      -----------      ----------
OPERATING LOSS ............................        (9,952)         (8,095)          (4,267)         (2,949)

OTHER INCOME, Net .........................         2,087             843              553             217
                                              -----------      ----------      -----------      ----------
NET LOSS ..................................   $    (7,865)     $   (7,252)     $    (3,715)     $   (2,732)
         Preferred Stock Dividends ........          (900)
                                              -----------      ----------      -----------      ----------
NET LOSS APPLICABLE TO
   COMMON SHAREHOLDERS ....................   $    (8,765)     $   (7,252)     $    (3,715)     $   (2,732)

NET LOSS PER COMMON SHARE
    (basic and diluted) ...................   $     (0.87)     $    (0.97)     $     (0.33)     $    (0.35)
                                              ===========      ==========      ===========      ==========
SHARES USED IN COMPUTING NET
   LOSS PER COMMON SHARE ..................    10,056,339       7,450,762       11,225,104       7,762,873
                                              ===========      ==========      ===========      ==========


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                               BALANCE SHEET DATA
                             (dollars in thousands)


                                                 July 31, 1998     July 31, 1997
                                                 -------------     -------------
                                                   (audited)         (audited)

Cash, cash equivalents
   and marketable securities .................      $37,494           $22,749

Total Assets .................................       42,085            24,260

Net Stockholders' Equity .....................       39,190            21,846


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